FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
July 28, 2014	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL YEAR RESULTS,
INCREASES QUARTERLY DIVIDEND TO $0.17 PER COMMON SHARE,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR WEDNESDAY, JULY 30, AT 3:30PM CDT

Highlights:

•
Preliminary fiscal year 2014 fourth quarter earnings per common share (diluted) were reported at $.79, up from $.73 in the year ago period, as net income available to common shareholders increased to $2.7 million, compared to $2.5 million in the year ago period. Earnings per common share (diluted) were up $.15, as compared to the $.64 earned in the third quarter of fiscal 2014, the linked quarter.

•
For fiscal 2014, preliminary earnings per common share were reported at $2.91, as compared to $2.88 for fiscal 2013. Net income available to common shareholders increased to $9.9 million, up from $9.7 million in the prior fiscal year.

•
For the fourth quarter of fiscal 2014, return on average assets was 1.11%, while return on average common equity was 12.1%, as compared to a 1.28% return on average assets and 12.2% return on average common equity in the year ago period. In the third quarter of fiscal 2014, the linked quarter, return on average assets was 0.93%, and return on average common equity was 10.2%.

•
For fiscal 2014, return on average assets was 1.09%, while return on average common equity was 11.5%, as compared to a 1.32% return on average assets and 12.3% return on average common equity in fiscal 2013.

•
Net loan growth for fiscal 2014 was $153.9 million, or 23.8%. Deposits were up $153.4 million, or 24.3%. The acquisitions of the Bank of Thayer and Citizens State Bank accounted for $51.4 million in loan growth, $132.6 million in deposit growth, and $84.8 million in available for sale (AFS) securities growth.

•
Net interest margin for the fourth quarter of fiscal 2014 was 3.79%, down from the 3.86% reported for the year ago period, and up from the net interest margin of 3.72% for the third quarter of fiscal 2014, the linked quarter. For fiscal 2014, net interest margin was 3.81%, as compared to 4.02% for the prior fiscal year.

•
Excluding securities gains and losses, noninterest income was up 49.6% for the fourth quarter of fiscal 2014, compared to the year ago period, and up 17.2% from the third quarter of fiscal 2014, the linked quarter. For fiscal 2014, noninterest income was up 34.6%, as compared to the prior fiscal year.

•
Noninterest expense was up 38.5% for the fourth quarter of fiscal 2014, compared to the year ago period, and down 5.8% from the third quarter of fiscal 2014, the linked quarter. For fiscal 2014, noninterest expense was up 35.0%, as compared to the prior fiscal year. As discussed in detail below, significant expenses related to mergers and acquisition activity and other one-time charges were realized during the fiscal year.

•
Non-performing assets were $4.4 million, or 0.43% of total assets, at June 30, 2014, as compared to $4.6 million, or 0.58% of total assets, at June 30, 2013. At the previous quarter end, March 31, 2014, non-performing assets were $5.1 million, or 0.51% of total assets.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common shareholders for the fourth quarter of fiscal 2014 of $2.7 million, an increase of $226,000, or 9.1%, as compared to $2.5 million in the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, partially offset by increases in noninterest expense, provision for loan losses, and provision for income taxes. Preliminary net income available to common shareholders was $.79 per fully diluted common share for the fourth quarter of fiscal 2014, an increase of 8.2% as compared to the $.73 per fully diluted common share earned during the same period of the prior fiscal year.

Preliminary net income available to common shareholders for fiscal 2014 was announced at $9.9 million, an increase of $159,000, or 1.6%, as compared to $9.7 million in the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, as well as decreases in provision for income taxes and provision for loan losses, and was partially offset by increases in noninterest expenses. Preliminary net income available to common shareholders was $2.91 per fully diluted common share for fiscal 2014, an increase of 1.0% as compared to the $2.88 per fully diluted common share earned during the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on July 15, 2014, declared its 81st consecutive quarterly dividend on common stock since the inception of the Company, increasing the cash dividend by $.01, or 6.3%, to $.17 per common share. The dividend will be paid on August 29, 2014, to common stockholders of record at the close of business on August 15, 2014. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Wednesday, July 30, 2014, at 3:30 p.m., CDT (4:30 p.m., EDT). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available one hour following the conclusion of the call, through August 12, 2014. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10050426. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Recent Developments:

The Company previously announced on February 25, 2014, the signing of a definitive merger agreement whereby Peoples Service Company (PSC) will be acquired by the Company in a stock and cash transaction. PSC is the 80% owner of Peoples Banking Company (PBC), the 100% owner of Peoples Bank of the Ozarks. The minority shareholders of PBC will be given the opportunity to exchange their shares of PBC for shares of PSC and to receive the merger consideration payable under the terms of the merger agreement. The transaction is expected to close in early August, 2014, subject to satisfaction of customary closing conditions, including consummation of an exchange transaction involving the minority shareholders of PBC. The acquired financial institution is expected to be merged with and into Southern Bank late in the fourth quarter of calendar year 2014.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2014, with total assets increasing $225.0 million, or 28.3%, to $1.0 billion at June 30, 2014, as compared to $796.4 million at June 30, 2013. Balance sheet growth was primarily due to the October 2013 acquisition of the Bank of Thayer and the February 2014 acquisition of Citizens State Bank (the Fiscal 2014 Acquisitions), as well as organic loan growth. Balance sheet growth was funded primarily with increases in deposit balances, both acquired and organic growth, and Federal Home Loan Bank (FHLB) advances.

AFS securities increased $50.2 million, or 62.8%, to $130.2 million at June 30, 2014, as compared to $80.0 million at June 30, 2013. The increase was primarily attributable to the Fiscal 2014 Acquisitions, which included $84.8 million in securities balances. The increase consisted primarily of investments in mortgage-backed securities and municipal bonds. Cash equivalents and time deposits increased $2.8 million, or 20.5%, as compared to June 30, 2013.

Loans, net of the allowance for loan losses, increased $153.9 million, or 23.8%, to $801.1 million at June 30, 2014, as compared to $647.2 million at June 30, 2013. The increase was primarily attributable to organic growth and the Fiscal 2014 Acquisitions, which included $51.4 million in loans, at fair value. The increase consisted primarily of residential real estate and commercial real estate loans. The increase in residential real estate loans included, in roughly equal amounts, loans secured by single family and multi-family housing.

Non-performing loans were $1.4 million, or 0.17% of gross loans, at June 30, 2014, as compared to $1.4 million, or 0.22% of gross loans, at June 30, 2013; non-performing assets were $4.4 million, or 0.43% of total assets, at June 30, 2014, as compared to $4.6 million, or 0.58% of total assets, at June 30, 2013. Our allowance for loan losses at June 30, 2014, totaled $9.3 million, representing 1.14% of gross loans and 663% of non-performing loans, as compared to $8.4 million, or 1.28% of gross loans, and 584% of non-performing loans, at June 30, 2013. Non-performing loan and asset balances were higher than they would have been otherwise, as a result of acquired non-performing loans and assets which roughly offset the resolution of non-performing loans and assets held by the Company at the prior fiscal year end. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at June 30, 2014, is adequate, based on that measurement.

Total liabilities increased $215.7 million to $910.3 million at June 30, 2014, an increase of 31.1% as compared to $694.6 million at June 30, 2013. This growth was attributable to the Fiscal 2014 Acquisitions, organic deposit growth, and the use of FHLB advances to fund organic loan growth.

Deposits increased $153.4 million, or 24.3%, to $785.8 million at June 30, 2014, as compared to $632.4 million at June 30, 2013. The increase was primarily attributable to the Fiscal 2014 Acquisitions, which included $132.6 million in deposits, at fair value, and organic growth. The increase consisted of interest-bearing checking, certificates of deposit, noninterest-bearing checking, savings, and money market deposit accounts. The average loan-to-deposit ratio for the fourth quarter of fiscal 2014 was 99.5%, as compared to 101.9% for the same period of the prior fiscal year.

FHLB advances were $85.5 million at June 30, 2014, an increase of $61.0 million, or 248.9%, as compared to $24.5 million at June 30, 2013. The increase was attributable primarily to the use of overnight borrowings to fund asset growth. Securities sold under agreements to repurchase totaled $25.6 million at June 30, 2014, as compared to $27.8 million at June 30, 2013, a decrease of 8.0%. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties. The Company has encouraged these counterparties to migrate to a swept deposit product that places their funds in other FDIC-insured depositories, while providing funding to our institution under a reciprocal arrangement, in order to improve the Company’s liquidity.

The Company’s stockholders’ equity increased $9.3 million, or 9.1%, to $111.1 million at June 30, 2014, from $101.8 million at June 30, 2013. The increase was due primarily to retention of net income, as well as an increase in accumulated other comprehensive income, partially offset by dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three- and twelve-month periods ended June 30, 2014, was $8.8 million and $33.0 million, respectively, increases of $1.7 million, or 23.8%, and $4.2 million, or 14.6%, respectively, as compared to the same periods of the prior fiscal year. For the three- and twelve-month periods, respectively, the increases in net interest income were attributable to 26.1% and 21.0% increases, respectively, in the average balance of interest-earning assets, partially offset by decreases in net interest margin, from 3.86% in the three-month period ended June 30, 2013, to 3.79% in current three-month period, and from 4.02% in fiscal 2013, to 3.81% in fiscal 2014.

In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and assumed substantially all of the liabilities of the former First Southern Bank, Batesville, Arkansas (the Fiscal 2011 Acquisition). Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Fiscal 2011 Acquisition declined to $151,000 and $632,000, respectively, for the three- and twelve-month periods ended June, 2014, as compared to $281,000 and $1.4 million, respectively, in the same periods of the prior fiscal year. This component of net interest income contributed six and seven basis points, respectively, to net interest margin in the three- and twelve-month periods ended June 30, 2014, as compared to 15 and 20 basis points, respectively, in the same periods of the prior fiscal year. The Company expects the impact of the fair value discount accretion to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay.

The provision for loan losses for the three- and twelve-month periods ended June 30, 2014, was $598,000 and $1.6 million, respectively, as compared to $415,000 and $1.7 million, respectively, in the same periods of the prior fiscal year. As a percentage of average loans outstanding, provision for loan losses in the current three- and twelve-month periods represented a charge of .30% (annualized) and .22%, respectively, while net charge offs for the same periods were .01% (annualized) and .10%, respectively. During the same periods of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of .26% (annualized) and .28%, respectively, while net charge offs were .09% (annualized) and .13%, respectively.

The Company’s noninterest income, including securities gains, for the three- and twelve-month periods ended June 30, 2014, was $1.7 million and $6.1 million, respectively, increases of $577,000, or 50.3%, and $1.7 million, or 37.2%, respectively, as compared to the same periods of the prior fiscal year. The increases were attributed primarily to increased deposit account charges and fees (resulting from transaction account growth and increased NSF activity), increased bank card interchange income, gains on sales of residential loans into the secondary market, and increased loan fees.  Deposit account charges and fees, bank card interchange income, and gains on sales of residential loans all improved somewhat due to the Fiscal 2011 Acquisitions. The three- and twelve-month periods ended June 30, 2014, included $8,000 and $116,000, respectively, in realized gains on AFS securities.

Noninterest expense for the three- and twelve-month periods ended June 30, 2014, was $6.2 million and $23.6 million, respectively, increases of $1.7 million, or 38.5%, and $6.1 million, or 35.0%, respectively, as compared to the same periods of the prior fiscal year. The increases included $136,000 and $1.2 million, respectively, in merger-related charges recognized in the three- and twelve-month periods ended June 30, 2014, related to the completed Fiscal 2014 Acquisitions and the pending acquisition of PSC. Additionally, the Company incurred a charge of $376,000 in the third quarter of fiscal 2014 due to termination of its existing debit card processing contract. In total, the increases in noninterest expense were attributable primarily to employee compensation and benefits, occupancy, legal and professional fees, bank card interchange expense, advertising, telecommunications, internet banking charges, and additional amortization of core deposit intangibles resulting from the Fiscal 2014 Acquisitions. The efficiency ratio, excluding securities gains or losses, for the three- and twelve-month periods ended June 30, 2014, was 59.0% and 60.6%, respectively, as compared to 54.3% and 52.7%, respectively, for the same periods of the prior fiscal year. The deterioration resulted from increases of 38.5% and 35.0%, respectively, in noninterest expense, partially offset by combined 27.4% and 17.3% increases, respectively, in net interest income and noninterest income (excluding securities gains), and was attributable primarily to one-time merger-related charges, the operation of acquired locations which have been less efficient than our legacy locations, decreased accretion of fair value discount on loans resulting from the Fiscal 2011 Acquisition, and expenses incurred in termination of the Company’s existing debit card contract.

The income tax provision for the three-month period ended June 30, 2014, was $983,000, an increase of $135,000, or 15.9%, as compared to the same period of the prior fiscal year, attributable to higher pre-tax income, as well as an increase in the effective tax rate, from 25.1%, to 26.3%. The income tax provision for the twelve-month period was $3.7 million, a decrease of $209,000, or 5.3%, as compared to the same period of the prior fiscal year, attributable to lower pre-tax income, and a decline in the effective tax rate, from 28.2% to 27.1%.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30, 2014	June 30, 2013

Cash equivalents and time deposits	$16,587,000	$13,769,000
Available for sale securities	130,222,000	80,004,000
Membership stock	5,993,000	3,011,000
Loans receivable, gross	810,315,000	655,552,000
Allowance for loan losses	9,259,000	8,386,000
Loans receivable, net	801,056,000	647,166,000
Bank-owned life insurance	19,123,000	16,467,000
Intangible assets	3,936,000	1,040,000
Premises and equipment	22,466,000	17,516,000
Other assets	22,039,000	17,418,000
Total assets	$1,021,422,000	$796,391,000

Interest-bearing deposits	$717,688,000	$586,937,000
Noninterest-bearing deposits	68,113,000	45,442,000
Securities sold under agreements to repurchase	25,561,000	27,788,000
FHLB advances	85,472,000	24,500,000
Other liabilities	3,750,000	2,678,000
Subordinated debt	9,727,000	7,217,000
Total liabilities	910,311,000	694,562,000

Preferred stock	20,000,000	20,000,000
Common stockholders' equity	91,111,000	81,829,000
Total stockholders' equity	111,111,000	101,829,000

Total liabilities and stockholders' equity	$1,021,422,000	$796,391,000

Equity to assets ratio	10.88%	12.79%
Common shares outstanding	3,340,000	3,294,000
Less: Restricted common shares not vested	36,000	32,000
Common shares for book value determination	3,304,000	3,262,000
Book value per common share	$27.58	$25.09
Closing market price	35.69	25.67

Nonperforming asset data as of:	June 30, 2014	June 30, 2013

Nonaccrual loans	$1,266,000	$1,437,000
Accruing loans 90 days or more past due	130,000	-
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	1,396,000	1,437,000
Other real estate owned (OREO)	2,912,000	3,030,000
Personal property repossessed	65,000	46,000
Nonperforming investment securities	-	125,000
Total nonperforming assets	$4,373,000	$4,638,000

Total nonperforming assets to total assets	0.43%	0.58%
Total nonperforming loans to gross loans	0.17%	0.22%
Allowance for loan losses to nonperforming loans	663.25%	583.58%
Allowance for loan losses to gross loans	1.14%	1.28%

Performing troubled debt restructurings	$4,778,000	$4,883,000

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended		For the twelve-month period ended
Average Balance Sheet Data:	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Interest-bearing cash equivalents	$8,090,000	$17,470,000	$7,950,000	$16,227,000
Available for sale securities and membership stock	137,426,000	83,870,000	121,012,000	79,958,000
Loans receivable, gross	787,168,000	638,506,000	737,322,000	619,687,000
Total interest-earning assets	932,684,000	739,846,000	866,284,000	715,872,000
Other assets	64,828,000	49,293,000	57,361,000	48,752,000
Total assets	$997,512,000	$789,139,000	$923,645,000	$764,624,000

Interest-bearing deposits	$721,753,000	$580,873,000	$665,750,000	$548,580,000
Securities sold under agreements to repurchase	26,150,000	27,540,000	24,492,000	27,359,000
FHLB advances	60,452,000	24,948,000	58,926,000	30,374,000
Subordinated debt	9,723,000	7,217,000	9,011,000	7,217,000
Total interest-bearing liabilities	818,078,000	640,578,000	758,179,000	613,530,000
Noninterest-bearing deposits	69,195,000	45,522,000	58,806,000	51,472,000
Other noninterest-bearing liabilities	880,000	1,489,000	1,074,000	835,000
Total liabilities	888,153,000	687,589,000	818,059,000	665,837,000

Preferred stock	20,000,000	20,000,000	20,000,000	20,000,000
Common stockholders' equity	89,359,000	81,550,000	85,586,000	78,787,000
Total stockholders' equity	109,359,000	101,550,000	105,586,000	98,787,000

Total liabilities and stockholders' equity	$997,512,000	$789,139,000	$923,645,000	$764,624,000

	For the three-month period ended		For the twelve-month period ended
Summary Income Statement Data:	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Interest income:
Cash equivalents	$6,000	$19,000	$25,000	$67,000
Available for sale securities and membership stock	868,000	462,000	2,894,000	1,869,000
Loans receivable	9,878,000	8,494,000	37,552,000	34,355,000
Total interest income	10,752,000	8,975,000	40,471,000	36,291,000
Interest expense:
Deposits	1,516,000	1,486,000	5,963,000	6,073,000
Securities sold under agreements to repurchase	35,000	42,000	132,000	202,000
FHLB advances	272,000	244,000	1,085,000	999,000
Subordinated debt	81,000	55,000	305,000	227,000
Total interest expense	1,904,000	1,827,000	7,485,000	7,501,000
Net interest income	8,848,000	7,148,000	32,986,000	28,790,000
Provision for loan losses	598,000	415,000	1,646,000	1,716,000
Securities gains	8,000	-	116,000	-
Other noninterest income	1,716,000	1,147,000	6,016,000	4,468,000
Noninterest expense	6,235,000	4,502,000	23,646,000	17,521,000
Income taxes	983,000	848,000	3,745,000	3,954,000
Net income	2,756,000	2,530,000	10,081,000	10,067,000
Less: effective dividend on preferred shares	50,000	50,000	200,000	345,000
Net income available to common shareholders	$2,706,000	$2,480,000	$9,881,000	$9,722,000

Basic earnings per common share	$0.81	$0.75	$2.99	$2.95
Diluted earnings per common share	0.79	0.73	2.91	2.88
Dividends per common share	0.16	0.15	0.64	0.60
Average common shares outstanding:
Basic	3,329,000	3,294,000	3,308,000	3,291,000
Diluted	3,428,000	3,384,000	3,399,000	3,376,000

Return on average assets	1.11%	1.28%	1.09%	1.32%
Return on average common shareholders' equity	12.1%	12.2%	11.5%	12.3%

Net interest margin	3.79%	3.86%	3.81%	4.02%
Net interest spread	3.68%	3.71%	3.68%	3.85%

Efficiency ratio	59.0%	54.3%	60.6%	52.7%